L3 Announces Results for the 2018 Second Quarter	Page 1

Contact: L3 Technologies, Inc.
Corporate Communications	For Immediate Release
212-697-1111

L3 Announces Second Quarter 2018 Results

•	Funded orders increased 32% to $2.8 billion, with a book-to-bill ratio of 1.09x

•	Sales increased 8% to $2.6 billion

•	Diluted earnings per share (EPS) from continuing operations of $2.33

•	Diluted EPS from continuing operations excluding gain on sale of businesses and debt retirement charge of $2.47

•	Increased 2018 financial guidance

NEW YORK, July 26, 2018 - L3 Technologies, Inc. (NYSE: LLL) today reported diluted earnings per share (EPS) from continuing operations of $2.33 and adjusted diluted EPS(1) from continuing operations of $2.47 for the quarter ended June 29, 2018 (2018 second quarter) compared to diluted EPS from continuing operations for the quarter ended June 30, 2017 (2017 second quarter) of $2.39. Adjusted diluted EPS from continuing operations is diluted EPS from continuing operations excluding: (1) a gain on sale of the Crestview Aerospace and TCS businesses of $0.31 per diluted share and (2) a debt retirement charge of $0.45 per diluted share. The 2017 second quarter includes a pre-tax gain of $42 million ($26 million after-tax, or $0.33 per share) in connection with the sale of the company's property in San Carlos, California. Net sales of $2,583 million for the 2018 second quarter increased by 8% compared to the 2017 second quarter.

“We had a strong second quarter, led by growth in orders, sales and operating income. We are making steady progress optimizing our business and delivering affordable solutions to our customers,” said Christopher E. Kubasik, L3’s Chairman, Chief Executive Officer and President. "My leadership team and employees have embraced our initiatives for integration, collaboration and innovation, which are transforming L3 and I'm grateful for their continued focus on our customers and world class performance."

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(1) Adjusted diluted EPS from continuing operations is not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the gain relating to the Crestview Aerospace and TCS businesses divestiture and the debt retirement charge affect the comparability of the results of operations and that disclosing diluted EPS from continuing operations excluding these items is useful to investors as it allows investors to more easily compare 2018 results to 2017 results. However, these non-GAAP financial measures may not be defined or calculated by other companies in the same manner.

L3 Announces Results for the 2018 Second Quarter	Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data and presents the adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (commonly known as ASC 606), effective January 1, 2018 using the modified retrospective transition method. In accordance with the modified retrospective transition method, the 2018 second quarter and first half are presented under ASC 606, while the 2017 second quarter and first half are presented under ASC 605, Revenue Recognition, the accounting standard in effect for periods ending prior to January 1, 2018. The cumulative effect of the change in accounting for periods prior to January 1, 2018 was recognized through retained earnings at the date of adoption.

	Second Quarter Ended				First Half Ended
(in millions, except per share data)	June 29, 2018(a)	June 30, 2017(b)	Increase/ (decrease)		June 29, 2018(a)	June 30, 2017(b)	Increase/ (decrease)
Net sales	$2,583	$2,385	8%		$4,954	$4,706	5%
Operating income	$321	$294	9%		$572	$531	8%
Gain on sale of the Crestview & TCS Businesses	$(48)	$—	nm		$(48)	$—	nm
Segment operating income	$273	$294	(7)%		$524	$531	(1)%
Operating margin	12.4%	12.3%	10	bpts	11.5%	11.3%	20	bpts
Segment operating margin	10.6%	12.3%	(170)	bpts	10.6%	11.3%	(70)	bpts
Interest expense and other	$(36)	$(40)	(10)%		$(71)	$(78)	(9)%
Debt retirement charge	$(48)	$—	nm		$(48)	$—	nm
Effective income tax rate	20.3%	23.2%	(290)	bpts	15.9%	22.3%	(640)	bpts
Net income from continuing operations attributable to L3	$185	$190	(3)%		$372	$343	8%
Diluted earnings per share from continuing operations	$2.33	$2.39	(3)%		$4.67	$4.32	8%
Adjusted diluted earnings per share from continuing operations(c)	$2.47	$2.39	3%		$4.81	$4.32	11%
Diluted weighted average common shares outstanding	79.4	79.5	—%		79.6	79.4	—%

Net cash provided from operating activities from continuing operations	$213	$229	(7)%		$178	$315	(43)%
Less: Capital expenditures, net of dispositions	(53)	9	nm		(107)	(31)	nm
Plus: Income tax payments attributable to discontinued operations	5	6	(17)%		9	13	(31)%
Free cash flow(d)(e)	$165	$244	(32)%		$80	$297	(73)%

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(a)    The adoption of ASC 606 resulted in a net increase to sales of approximately $45 million and no impact to operating income for the 2018 second quarter and resulted in net increases to sales and operating income by approximately $121 million and $19 million, respectively, for the 2018 first half. Under ASC 606, sales from certain contracts previously accounted for under the units-of-delivery method are recognized earlier in the performance period as costs are incurred as opposed to when the units are delivered under ASC 605. Tables E and F quantify the impact by segment.

(b)    Results for the 2017 second quarter and first half include the sale of the company's property in San Carlos, California, which resulted in a pre-tax gain of $42 million ($26 million after-tax or $0.33 per diluted share) and $64 million of cash proceeds.

(c)      Adjusted diluted EPS from continuing operations is diluted EPS from continuing operations excluding: (1) the gain on sale of the Crestview Aerospace and TCS businesses of $0.31 per diluted share and (2) the debt retirement charge of $0.45 per diluted share. Adjusted diluted EPS from continuing operations is not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the gain relating to the Crestview Aerospace and TCS businesses divestiture and the debt retirement charge affect the comparability of the results of operations and that disclosing diluted EPS from continuing operations excluding these items is useful to investors as it allows investors to more easily compare 2018 results to 2017 results. However, these non-GAAP financial measures may not be defined or calculated by other companies in the same manner.

(d) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions. The company also uses free cash flow as a performance measure in evaluating management.

(e)    Excludes free cash flow from discontinued operations.

    nm = not meaningful

L3 Announces Results for the 2018 Second Quarter	Page 3

The 2018 second quarter results were impacted by a gain on the sale of the Vertex Aerospace businesses and a debt retirement charge related to the refinancing of $1.8 billion of senior notes further discussed below.

•
On June 29, 2018, the company successfully completed the sale of its Vertex Aerospace businesses for a sales price of $540 million subject to customary closing net working capital adjustments. In connection with the sale, the Company recognized: (1) a pre-tax gain from continuing operations of $48 million ($25 million after income taxes, or $0.31 per diluted share) related to the Crestview Aerospace and TCS businesses (the "Crestview & TCS Businesses") and (2) a pre-tax gain from discontinued operations of $237 million ($180 million after income taxes, or $2.27 per diluted share) related to the Vertex Aerospace business; and

•
On June 6, 2018, the company issued $1.8 billion of senior notes comprised of $800 million of 3.85% senior notes due 2023 and $1 billion of 4.40% senior notes due 2028 (collectively, the "Senior Notes"). The net cash proceeds from the Senior Notes, along with cash on hand, were used to fund the concurrent tender offers for the company’s outstanding $1 billion of 5.20% senior notes due October 15, 2019 (2019 Senior Notes) and $800 million of 4.75% senior notes due July 15, 2020 (2020 Senior Notes). In connection with the tender offers, the company redeemed approximately $1.2 billion of Senior Notes in total and recorded a pre-tax debt retirement charge of $48 million ($36 million after income taxes, or $0.45 per diluted share). On June 6, the company also initiated a redemption of its 2019 and 2020 Senior Notes that remained outstanding after the expiration of the tender offers. The company completed the redemption of the 2019 and 2020 Senior Notes on July 6, 2018. In connection with the redemption, the company will record a pre-tax debt retirement charge of $21 million ($16 million after income taxes, or $0.20 per diluted share) in the third quarter of 2018.

Second Quarter Results of Operations: For the 2018 second quarter, consolidated net sales of $2,583 million increased $198 million, or 8%, compared to the 2017 second quarter. Organic sales(2) increased by $178 million, or 7%, to $2,563 million for the 2018 second quarter. Organic sales exclude $20 million of sales increases related to business acquisitions. For the 2018 second quarter, organic sales to the U.S. Government increased $158 million, or 10%, to $1,811 million and organic sales to international and commercial customers increased $20 million, or 3%, to $752 million.

Segment operating income for the 2018 second quarter decreased by $21 million, or 7%, compared to the 2017 second quarter. Segment operating income as a percentage of sales (segment operating margin) decreased by 170 basis points to 10.6% for the 2018 second quarter from 12.3% for the 2017 second quarter. The 2017 second quarter includes a pre-tax gain of $42 million ($26 million after-tax, or $0.33 per share) on the sale of the company’s property in San Carlos, California in connection with the consolidation of the EDD/ETI Traveling Wave Tube (TWT) businesses in the Communication Systems segment. Excluding this gain, segment operating margin would have been 10.6% for the 2017 second quarter. Lower severance and restructuring costs, primarily at Communication Systems, were largely offset by higher research and development costs, primarily at Sensor Systems. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective income tax rate for the 2018 second quarter was 20.3%. Excluding the sale of the Crestview & TCS Businesses, the debt retirement charge and the related income tax impacts of each, the effective income tax rate would have decreased to 15.6% from 23.2% for the 2017 second quarter. The decrease was primarily driven by an increase in tax benefits from equity compensation and the reduction of the U.S. corporate income tax rate enacted under the U.S. Tax Cuts and Jobs Act.

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(2) Organic sales represent net sales excluding the sales impact of acquisitions and divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2018 Second Quarter	Page 4

Diluted EPS from continuing operations was $2.33 for the 2018 second quarter compared to $2.39 for the 2017 second quarter. The 2018 second quarter includes: (1) a gain of $0.31 per diluted share related to the sale of the Crestview & TCS Businesses and (2) a debt retirement charge of $0.45 per diluted share. The 2017 second quarter includes a gain of $0.33 per diluted share in connection with the sale of the company's property in San Carlos, California. Diluted weighted average common shares outstanding for the 2018 second quarter decreased slightly compared to the 2017 second quarter due to changes in the dilutive impact of common share equivalents.

First Half Results of Operations: For the first half ended June 29, 2018 (2018 first half), consolidated net sales of $4,954 million increased $248 million, or 5%, compared to the first half ended June 30, 2017 (2017 first half). Organic sales increased by $217 million, or 5%, to $4,913 million for the 2018 first half. Organic sales exclude $41 million of sales increases related to business acquisitions and $10 million of sales declines related to business divestitures. For the 2018 first half, organic sales to the U.S. Government increased $177 million, or 5%, to $3,451 million, and organic sales to international and commercial customers increased $40 million, or 3%, to $1,462 million.

Segment operating income for the 2018 first half decreased by $7 million, or 1%, compared to the 2017 first half. Segment operating margin decreased by 70 basis points to 10.6% for the 2018 first half from 11.3% for the 2017 first half. Excluding the gain on sale of the company’s property in San Carlos, California, segment operating margin would have been 10.4% for the 2017 first half. Improved contract performance primarily for the Electronic Systems and Aerospace Systems segments, and lower severance and restructuring costs primarily at Communication Systems, were partially offset by higher research and development costs, primarily at Sensor Systems. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective income tax rate for the 2018 first half was 15.9%. Excluding the sale of the Crestview & TCS Businesses, the debt retirement charge and the related income tax impacts of each, the effective income tax rate would have decreased to 13.5% from 22.3% for the same period last year. The decrease was primarily driven by trends similar to the 2018 second quarter.

Diluted EPS from continuing operations was $4.67 for the 2018 first half compared to $4.32 for the 2017 first half. The 2018 first half includes: (1) a gain of $0.31 per diluted share related to the sale of the Crestview & TCS Businesses and (2) a debt retirement charge of $0.45 per diluted share. The 2017 first half includes a gain of $0.33 per diluted share in connection with the sale of the company's property in San Carlos, California. Diluted weighted average common shares outstanding for the 2018 first half increased slightly compared to the 2017 first half due to changes in the dilutive impact of common share equivalents, primarily caused by a higher L3 stock price.

Orders: Funded orders for the 2018 second quarter increased 32% to $2,808 million compared to $2,129 million for the 2017 second quarter. Funded orders for the 2018 first half increased 20% to $5,444 million compared to $4,518 million for the 2018 first half. The book-to-bill ratio was 1.09x for the 2018 second quarter and 1.10x for the 2018 first half. Funded backlog increased 4% to $8,833 million at June 29, 2018, compared to $8,493 million at January 1, 2018.

Cash Flow: Net cash from operating activities from continuing operations was $178 million for the 2018 first half, a decrease of $137 million compared to $315 million for the 2017 first half. The decrease is primarily due to higher working capital requirements, primarily contract assets and milestone payments for aircraft procurements related to U.S. and foreign government contracts. Capital expenditures, net of dispositions, increased by $76 million compared to the 2017 first half. Excluding the proceeds of $64 million from the sale of the company's San Carlos, California property, capital expenditures, net of dispositions, increased by $11 million. In addition, during the 2018 second quarter, the company received proceeds from: (1) the sale of the Vertex Aerospace businesses of $535 million and (2) the issuance of the Senior Notes of $1,798 million. The company paid $1,263 million to purchase a portion of its outstanding senior notes. The company paid dividends of $128 million during the 2018 first half compared to $119 million during the 2017 first half. Repurchases of the company’s common stock were $287 million during the 2018 first half compared to $26 million during the 2017 first half.

L3 Announces Results for the 2018 Second Quarter	Page 5

Reportable Segment Results
The company has four reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges, gains or losses on sale of businesses and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Electronic Systems

	Second Quarter Ended				First Half Ended
($ in millions)	June 29, 2018	June 30, 2017	Increase		June 29, 2018	June 30, 2017	Increase
Net sales	$812	$767	6%		$1,597	$1,505	6%
Operating income	$113	$103	10%		$221	$193	15%
Operating margin	13.9%	13.4%	50	bpts	13.8%	12.8%	100	bpts

Second Quarter: Electronic Systems net sales for the 2018 second quarter increased by $45 million, or 6%, compared to the 2017 second quarter. Organic sales increased by $32 million, or 4%, compared to the 2017 second quarter. Organic sales exclude $13 million of sales increases related to business acquisitions. Organic sales increased by: (1) $20 million for Precision Engagement Systems primarily due to increased deliveries and volume on fuzing and ordnance and guidance systems products primarily to the U.S. Army and (2) $12 million for Link Training & Simulation due to higher deliveries of training systems for the U.S. Army’s Flight School XXI program.

Electronic Systems operating income for the 2018 second quarter increased by $10 million, or 10%, compared to the 2017 second quarter. Operating margin increased by 50 basis points to 13.9% due to acquisitions.

First Half: Electronic Systems net sales for the 2018 first half increased by $92 million, or 6%, compared to the 2017 first half. Organic sales increased by $78 million, or 5%, compared to the 2017 first half. Organic sales exclude $24 million of sales increases related to business acquisitions and $10 million of sales declines related to business divestitures. Organic sales increased by: (1) $49 million for Precision Engagement Systems due to increased deliveries and volume on fuzing and ordnance and guidance systems products primarily to the U.S. Army, (2) $21 million for Security & Detection Systems due to increased deliveries for airport screening devices primarily to the U.S. Transportation Security Administration (TSA) and higher volume on an industrial automation control contract for a commercial customer and (3) $8 million primarily for Link Training & Simulation due to higher volume for training systems to the U.S. Navy.

Electronic Systems operating income for the 2018 first half increased by $28 million, or 15%, compared to the 2017 first half. Operating margin increased by 100 basis points to 13.8%. Operating margin increased by 160 basis points primarily due to improved contract performance across all business areas and 60 basis points due to higher margins related to acquisitions. These increases were partially offset by 120 basis points primarily due to sales mix changes at Power & Propulsion Systems, Precision Engagement Systems and Security & Detection Systems.

L3 Announces Results for the 2018 Second Quarter	Page 6

Aerospace Systems

	Second Quarter Ended				First Half Ended
($ in millions)	June 29, 2018	June 30, 2017	Increase		June 29, 2018	June 30, 2017	Increase
Net sales	$741	$679	9%		$1,427	$1,375	4%
Operating income	$61	$56	9%		$118	$112	5%
Operating margin	8.2%	8.2%	—	bpts	8.3%	8.1%	20	bpts

Second Quarter: Aerospace Systems net sales for the 2018 second quarter increased by $62 million, or 9%, compared to the 2017 second quarter. Sales increased primarily due to the procurement of one U.S. Air Force (USAF) Compass Call Recap aircraft to begin missionization.

Aerospace Systems operating income for the 2018 second quarter increased by $5 million, or 9%, compared to the 2017 second quarter. Operating margin was 8.2% for the 2018 and 2017 second quarters. Operating margin increased by 30 basis points due to lower pension costs, which was offset by sales mix changes primarily related to the Compass Call Recap aircraft procurement at Mission Integration.

First Half: Aerospace Systems net sales for the 2018 first half increased by $52 million, or 4%, compared to the 2017 first half. Sales increased by: (1) $55 million related to the procurement of one USAF Compass Call Recap aircraft to begin missionization, (2) $42 million due to higher volume related to the Presidential Aircraft Recap Program and (3) $30 million primarily due to higher volume on large Intelligence, Surveillance and Reconnaissance (ISR) aircraft systems for the U.S. Department of Defense (DoD). These increases were partially offset by lower volume of: (1) $47 million related to international aircraft modifications primarily the Australian Defence Force C-27J aircraft and (2) $28 million primarily on ISR aircraft systems for foreign military customers as contracts near completion.

Aerospace Systems operating income for the 2018 first half increased by $6 million, or 5%, compared to the 2017 first half. Operating margin increased by 20 basis points to 8.3%. Operating margin increased by 50 basis points due to favorable contract performance adjustments and 30 basis points due to lower pension costs. These increases were partially offset by sales mix changes at Mission Integration.

Communication Systems

	Second Quarter Ended				First Half Ended
($ in millions)	June 29, 2018	June 30, 2017	Increase/ (decrease)		June 29, 2018	June 30, 2017	Decrease
Net sales	$554	$550	1%		$1,047	$1,087	(4)%
Operating income	$45	$84	(46)%		$82	$126	(35)%
Operating margin	8.1%	15.3%	(720)	bpts	7.8%	11.6%	(380)	bpts
Second Quarter: Communication Systems net sales for the 2018 second quarter increased by $4 million, or 1%, compared to the 2017 second quarter. Sales increased by $33 million for Space & Power Systems due to higher volume on power devices for commercial and military satellites. The increase was partially offset by $29 million due to lower production volume for Unmanned Aerial Vehicle (UAV) communication systems for the DoD in Broadband Communication Systems.
Communication Systems operating income for the 2018 second quarter decreased by $39 million, or 46%, compared to the 2017 second quarter. Operating margin decreased by 720 basis points to 8.1%. Operating margin decreased by: (1) 770 basis points due to a pre-tax gain of $42 million related to the sale of the company’s property in San Carlos, California in connection with the consolidation of the EDD/ETI TWT businesses in the 2017 second quarter that did not recur and (2) 170 basis points primarily due to lower volume at Broadband Communication Systems. These decreases were partially offset by 220 basis points due to lower severance and restructuring costs of $6 million

L3 Announces Results for the 2018 Second Quarter	Page 7

and lower operating costs of $6 million for the 2018 second quarter compared to the 2017 second quarter, primarily at Space & Power Systems.

First Half: Communication Systems net sales for the 2018 first half decreased by $40 million, or 4%, compared to the 2017 first half. Sales decreased by $64 million primarily driven by lower production volume for UAV communication systems for the DoD in Broadband Communication Systems. The decrease was partially offset by $24 million primarily for Space & Power Systems due to higher volume on power devices for commercial and military satellites.

Communication Systems operating income for the 2018 first half decreased by $44 million, or 35%, compared to the 2017 first half. Operating margin decreased by 380 basis points to 7.8%. Operating margin decreased by: (1) 390 basis points due to the gain on the sale of the company’s property in San Carlos, California, in the 2017 first half that did not recur and (2) 160 basis points primarily due to lower volume at Broadband Communication Systems and Space & Power Systems. These decreases was partially offset by 170 basis points due to lower severance and restructuring costs of $10 million and lower operating costs of $9 million for the 2018 first half compared to the 2017 first half, primarily at Space & Power Systems.

Sensor Systems

	Second Quarter Ended				First Half Ended
($ in millions)	June 29, 2018	June 30, 2017	Increase/ (decrease)		June 29, 2018	June 30, 2017	Increase/ (decrease)
Net sales	$476	$389	22%		$883	$739	19%
Operating income	$54	$51	6%		$103	$100	3%
Operating margin	11.3%	13.1%	(180)	bpts	11.7%	13.5%	(180)	bpts
Second Quarter: Sensor Systems net sales for the 2018 second quarter increased by $87 million, or 22%, compared to the 2017 second quarter. Organic sales increased by $80 million, or 21%, compared to the 2017 second quarter. Organic sales exclude $7 million of sales increases related to business acquisitions. Organic sales increased by: (1) $34 million for Warrior Systems due to increased deliveries of night vision products, primarily to foreign military customers, (2) $16 million due to increased deliveries of airborne turret systems, primarily to foreign militaries, (3) $14 million for Maritime Systems primarily due to increased volume for new commercial contracts, (4) $11 million primarily for Advanced Programs due to higher volume for mission management systems and (5) $5 million for Space Systems due to higher volume for optical systems, and space electronics and infrared detection products to the U.S. military.
Sensor Systems operating income for the 2018 second quarter increased $3 million or 6%, compared to the 2017 second quarter. Operating margin decreased by 180 basis points to 11.3%. Operating margin decreased by 330 basis points due to higher research and development costs related to imaging, space and undersea growth investments and 50 basis points due to lower margins related to acquisitions. These decreases were partially offset primarily by higher volume, which increased operating margin by 200 basis points.
First Half: Sensor Systems net sales for the 2018 first half increased by $144 million, or 19%, compared to the 2017 first half. Organic sales increased by $127 million, or 17%, compared to the 2017 first half. Organic sales exclude $17 million of sales increases related to business acquisitions. Organic sales increased by: (1) $34 million for Warrior Systems due to increased deliveries of night vision products primarily to foreign military customers, (2) $31 million due to increased deliveries of airborne turret systems, primarily to foreign militaries, (3) $23 million for Space Systems due to higher volume for optical systems, and space electronics and infrared detection products to the U.S. military, (4) $17 million for Intelligence & Mission Systems due to increased deliveries of electronic warfare countermeasures products primarily to foreign militaries, (5) $17 million for Maritime Systems primarily due to higher volume for compact towed array products to the U.S. Navy and (6) $5 million for Advanced Programs due to higher volume for mission management systems.
Sensor Systems operating income for the 2018 first half increased by $3 million, or 3%, compared to the 2017 first half. Operating margin decreased by 180 basis points to 11.7% due to trends similar to the 2018 second quarter.

L3 Announces Results for the 2018 Second Quarter	Page 8

Financial Guidance
Based on information known as of the date of this release, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2018 that was previously provided on May 1, 2018, as presented in the tables below. All financial guidance amounts are based on results from continuing operations and are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 9. The company undertakes no duty to update its guidance.

Consolidated 2018 Financial Guidance
(in millions, except per share data)
	Current Guidance	Prior Guidance (May 1, 2018)
Net sales	$10,000 to $10,200	$9,850 to $10,050
Operating margin	11.7%	11.2%
Segment operating margin(1)	11.2%	11.2%
Interest expense and other, net(2)	$135	$141
Debt retirement charges	$69	—
Effective tax rate	18.0%	19.0%
Minority interest expense(3)	$20	$20
Diluted shares	80	80
Diluted EPS from continuing operations	$9.46 to $9.66	$9.40 to $9.60
Adjusted diluted EPS from continuing operations(4)	$9.80 to $10.00	$9.40 to $9.60
Net cash from operating activities from continuing operations	$1,170	$1,155
Capital expenditures, net of dispositions of property, plant and equipment	(255)	(255)
Free cash flow	$915	$900
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(1)    Segment operating margin excludes the gain of $48 million ($25 million after income taxes, or $0.31 per diluted share) related to the sale of the company's Crestview & TCS Businesses.
(2)    Interest expense and other is comprised of: (i) interest expense of $164 million and (ii) interest and other income, net, of $29 million (including $9 million of income related to employee benefit plans).
(3)    Minority interest expense represents net income from continuing operations attributable to noncontrolling interests.
(4)    Adjusted diluted EPS from continuing operations is diluted EPS from continuing operations excluding: (i) the $0.31 gain related to the sale of the company's Crestview & TCS Businesses and (ii) $0.65 ($52 million after income taxes) of debt retirement charges. Adjusted diluted EPS from continuing operations is not calculated in accordance with U.S. GAAP. The company believes that the gain relating to the Crestview & TCS Businesses divestiture and the debt retirement charge affect the comparability of the results of operations and that disclosing diluted EPS from continuing operations excluding these items is useful to investors as it allows investors to more easily compare the 2018 guidance to the 2017 results. However, these non-GAAP financial measures may not be defined or calculated by other companies in the same manner.

Segment 2018 Financial Guidance
($ in millions)
	Current Guidance	Prior Guidance (May 1, 2018)
Net Sales:
Electronic Systems	$3,200 to $3,300	$3,200 to $3,300
Aerospace Systems	$2,825 to $2,925	$2,625 to $2,725
Communication Systems	$2,125 to $2,225	$2,225 to $2,325
Sensor Systems	$1,750 to $1,850	$1,700 to $1,800

Operating Margin:
Electronic Systems	13.9% to 14.1%	13.6% to 13.8%
Aerospace Systems	7.9% to 8.1%	7.8% to 8.0%
Communication Systems	9.9% to 10.1%	10.9% to 11.1%
Sensor Systems	12.4% to 12.6%	11.7% to 11.9%

L3 Announces Results for the 2018 Second Quarter	Page 9

The revisions to our Current Guidance compared to our Prior Guidance primarily includes:

•
an increase in estimated sales for Aerospace Systems due to higher expected sales to the DoD and Sensor Systems due to businesses acquisitions and higher expected sales of airborne turrets systems and night vision products to foreign military customers;

•
a decrease in estimated sales and operating margins for Communication Systems due to lower expected sales of UAV communication systems to the DoD and lower operating margins due to slower than planned productivity increases at the recently consolidated TWT business;

•	an increase in Electronic Systems and Sensor Systems operating margins primarily due to higher volume and improved contract performance; and

•	impacts from the recent debt refinancing and gain on the sale of the Crestview & TCS Businesses.
The current guidance for 2018 is subject to potential changes to interpretations of U.S. Tax Reform and excludes: (i) any potential goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2018 second quarter results and the 2018 financial guidance is available on the company’s website at www.L3T.com.

Conference Call
In conjunction with this release, L3 will host a conference call today, Thursday, July 26, 2018, at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Christopher E. Kubasik, Chairman, Chief Executive Officer and President, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com
Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at the site or by dialing 1-877-344-7529 (for domestic callers) or 1-412-317-0088 (for international callers) and using the Replay Access Code: 10122086 approximately one hour after the call ends. The Conference Replay will be available through Thursday, August 9, 2018.
Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems and pilot training.
To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2018 financial guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and

L3 Announces Results for the 2018 Second Quarter	Page 10

program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and the ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2017 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #
- Financial Tables Follow -

Table A
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, expect per share data)

	Second Quarter Ended(a)		First Half Ended(a)
	June 29, 2018(b)	June 30, 2017(b)	June 29, 2018(b)	June 30, 2017(b)
Net sales	$2,583	$2,385	$4,954	$4,706
Cost of sales	(1,927)	(1,732)	(3,650)	(3,458)
General and administrative expenses	(383)	(359)	(780)	(717)
Total costs and operating expenses	2,310	2,091	4,430	4,175
Gain on sale of the Crestview & TCS Businesses	48	—	48	—
Operating income	321	294	572	531
Interest expense	(44)	(42)	(85)	(84)
Interest and other income, net	8	2	14	6
Debt retirement charge	(48)	—	(48)	—
Income from continuing operations before income taxes	237	254	453	453
Provision for income taxes	(48)	(59)	(72)	(101)
Income from continuing operations	189	195	381	352
Income from discontinued operations, net of income tax	190	12	206	23
Net income	379	207	587	375
Net income from continuing operations attributable to noncontrolling interests	(4)	(5)	(9)	(9)
Net income attributable to L3	$375	$202	$578	$366

Basic earnings per share attributable to L3’s common shareholders:
Continuing operations	$2.36	$2.44	$4.75	$4.40
Discontinued operations	2.42	0.15	2.63	0.30
Basic earnings per share	$4.78	$2.59	$7.38	$4.70

Diluted earnings per share attributable to L3's common shareholders:
Continuing operations	$2.33	$2.39	$4.67	$4.32
Discontinued operations	2.39	0.15	2.59	0.29
Diluted earnings per share	$4.72	$2.54	$7.26	$4.61

L3’s weighted average common shares outstanding:
Basic	78.4	78.0	78.3	77.8
Diluted	79.4	79.5	79.6	79.4
_______________

(a)
It is the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

(b)
The company's statement of operations for the quarter and first half ended June 29, 2018 is presented under ASC 606 while the company's statement of operations for the quarter and first half ended June 30, 2017 is presented under ASC 605. Tables E and F quantify the impact of adopting ASC 606 on the quarter and first half ended June 29, 2018.

Table B
L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Second Quarter Ended		First Half Ended
	June 29, 2018(a)	June 30, 2017(a)	June 29, 2018(a)	June 30, 2017(a)
Segment operating data
Net sales:
Electronic Systems	$812	$767	$1,597	$1,505
Aerospace Systems	741	679	1,427	1,375
Communication Systems	554	550	1,047	1,087
Sensor Systems	476	389	883	739
Total	$2,583	$2,385	$4,954	$4,706

Operating income:
Electronic Systems	$113	$103	$221	$193
Aerospace Systems	61	56	118	112
Communication Systems	45	84	82	126
Sensor Systems	54	51	103	100
Segment operating income	273	294	524	531
Gain on sale of the Crestview & TCS Businesses	48	—	48	—
Total	$321	$294	$572	$531

Operating margin:
Electronic Systems	13.9%	13.4%	13.8%	12.8%
Aerospace Systems	8.2%	8.2%	8.3%	8.1%
Communication Systems	8.1%	15.3%	7.8%	11.6%
Sensor Systems	11.3%	13.1%	11.7%	13.5%
Total	10.6%	12.3%	10.6%	11.3%

Depreciation and amortization:
Electronic Systems	$24	$17	$43	$35
Aerospace Systems	12	13	24	24
Communication Systems	11	12	24	24
Sensor Systems	13	12	25	23
Total	$60	$54	$116	$106

Funded order data
Electronic Systems	$860	$704	$1,800	$1,607
Aerospace Systems	915	411	1,625	1,059
Communication Systems	547	514	1,072	970
Sensor Systems	486	500	947	882
Total	$2,808	$2,129	$5,444	$4,518

			June 29,	January 1,
			2018	2018(b)
Backlog
Funded			$8,833	$8,493
_______________

(a)
The company's statement of operations for the quarter and first half ended June 29, 2018 is presented under ASC 606 while the company's statement of operations for the quarter and first half ended June 30, 2017 is presented under ASC 605. Tables E and F quantify the impact of adopting ASC 606 on the quarter and first half ended June 29, 2018.

(b)	Funded backlog at January 1, 2018 is adjusted for the effects on sales related to the adoption of ASC 606.

Table C
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	June 29, 2018(a)	December 31, 2017(a)
ASSETS

Cash and cash equivalents	$1,366	$662
Billed receivables, net	863	723
Contract assets	1,611	—
Contracts in process	—	1,933
Inventories	934	389
Prepaid expenses and other current assets	332	300
Assets held for sale	—	135
Assets of discontinued operations	—	306
Total current assets	5,106	4,448
Property, plant and equipment, net	1,137	1,110
Goodwill	6,651	6,615
Identifiable intangible assets	288	292
Other assets	348	264
Total assets	$13,530	$12,729

LIABILITIES AND EQUITY

Current portion of long-term debt	$581	$—
Accounts payable, trade	588	531
Accrued employment costs	453	493
Accrued expenses	264	217
Contract liabilities	554	—
Advance payments and billings in excess of costs incurred	—	509
Income taxes payable	25	19
Other current liabilities	338	367
Liabilities held for sale	—	17
Liabilities of discontinued operations	—	226
Total current liabilities	2,803	2,379
Pension and postretirement benefits	1,290	1,313
Deferred income taxes	190	158
Other liabilities	416	398
Long-term debt	3,319	3,330
Total liabilities	8,018	7,578
Shareholders’ equity	5,444	5,083
Noncontrolling interests	68	68
Total equity	5,512	5,151
Total liabilities and equity	$13,530	$12,729
_______________

(a)
The company's balance sheet at June 29, 2018 is presented under ASC 606 while the company's balance sheet at December 31, 2017 is presented under ASC 605. Table G quantifies the impact of adopting ASC 606 at June 29, 2018.

Table D
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Half Ended
	June 29, 2018	June 30, 2017
Operating activities
Net income	$587	$375
Less: income from discontinued operations, net of tax	(206)	(23)
Income from continuing operations	381	352
Depreciation of property, plant and equipment	90	82
Amortization of intangibles and other assets	26	24
Deferred income tax provision	21	25
Stock-based compensation expense	34	28
Contributions to employee savings plans in common stock	68	56
Amortization of pension and postretirement benefit plans net loss and prior service cost	35	30
Gain on sale of property, plant and equipment	—	(42)
Gain on sale of the Crestview & TCS Businesses	(48)	—
Debt retirement charge	48	—
Other non-cash items	1	6
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(137)	(88)
Contract assets	(266)	—
Contracts in process	—	(123)
Inventories	(10)	(12)
Prepaid expenses and other current assets	(82)	(15)
Accounts payable, trade	61	(99)
Accrued employment costs	(38)	(28)
Accrued expenses	63	158
Contract liabilities	(2)	—
Advance payments and billings in excess of costs incurred	—	(10)
Income taxes	(22)	(12)
All other operating activities	(45)	(17)
Net cash from operating activities from continuing operations	178	315
Investing activities
Business acquisitions, net of cash acquired	(69)	(191)
Proceeds from the sale of businesses, net of closing date cash balances	535	16
Capital expenditures	(108)	(96)
Dispositions of property, plant and equipment	1	65
Other investing activities	(29)	(1)
Net cash from (used in) investing activities from continuing operations	330	(207)
Financing activities
Proceeds from senior debt	1,798	—
Repayment of senior debt	(1,263)	—
Borrowings under revolving credit facility	501	1,158
Repayments of borrowings under revolving credit facility	(501)	(1,158)
Common stock repurchased	(287)	(26)
Dividends paid	(128)	(119)
Proceeds from exercise of stock options	103	25
Proceeds from employee stock purchase plan	17	16
Debt issue costs	(13)	—
Repurchases of common stock to satisfy tax withholding obligations	(24)	(18)
Other financing activities	(6)	(8)
Net cash from (used in) financing activities from continuing operations	197	(130)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(8)	10
Cash from (used in) discontinued operations:
Operating activities	9	36
Investing activities	(2)	(2)
Cash from discontinued operations	7	34
Net increase in cash and cash equivalents	704	22
Cash and cash equivalents, beginning of the period	662	363
Cash and cash equivalents, end of the period	$1,366	$385

Table E
L3 TECHNOLOGIES, INC.
IMPACT OF NEW REVENUE RECOGNITION STANDARD
ON THE UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)
The table below presents the impact of adopting ASC 606 on the company’s statement of operations.

	Second Quarter Ended June 29, 2018
STATEMENT OF OPERATIONS	Under ASC 605	Effect of ASC 606	As Reported Under ASC 606
	(in millions)
Net sales	$2,538	$45	$2,583
Cost of sales	(1,877)	(50)	(1,927)
General and administrative expenses	(387)	4	(383)
Gain on sale of the Crestview & TCS Businesses	47	1	48
Operating income	321	—	321
Income from continuing operations before income taxes	237	—	237
Provision for income taxes	(48)	—	(48)
Income from continuing operations	189	—	189
Income from discontinued operations, net of income taxes	191	(1)	190
Net income	380	(1)	379
Net income attributable to L3	$376	$(1)	$375

Basic earnings per share attributable to common shareholders:
Continuing operations	$2.36	$—	$2.36
Discontinued operations	2.44	(0.02)	2.42
Basic earnings per share	$4.80	$(0.02)	$4.78
Diluted earnings per share attributable to common shareholders:
Continuing operations	$2.33	$—	$2.33
Discontinued operations	2.41	(0.02)	2.39
Diluted earnings per share	$4.74	$(0.02)	$4.72

The following table quantifies the impact of adopting ASC 606 on segment net sales and operating income.

	Second Quarter Ended June 29, 2018
	Effect of ASC 606
	Sales	Operating Income
	(in millions)
Electronic Systems	$14	$4
Aerospace Systems	(2)	(7)
Communication Systems	21	(1)
Sensor Systems	12	3
Segment totals	$45	(1)

Table F
L3 TECHNOLOGIES, INC.
IMPACT OF NEW REVENUE RECOGNITION STANDARD
ON THE UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)
The table below presents the impact of adopting ASC 606 on the company’s statement of operations.

	First Half Ended June 29, 2018
STATEMENT OF OPERATIONS	Under ASC 605	Effect of ASC 606	As Reported Under ASC 606
	(in millions)
Net sales	$4,833	$121	$4,954
Cost of sales	(3,550)	(100)	(3,650)
General and administrative expenses	(777)	(3)	(780)
Gain on sale of the Crestview & TCS Businesses	47	1	48
Operating income	553	19	572
Income from continuing operations before income taxes	434	19	453
Provision for income taxes	(67)	(5)	(72)
Income from continuing operations	367	14	381
Income from discontinued operations, net of income taxes	206	—	206
Net income	573	14	587
Net income attributable to L3	$564	$14	$578

Basic earnings per share attributable to common shareholders:
Continuing operations	$4.57	$0.18	$4.75
Discontinued operations	2.63	—	2.63
Basic earnings per share	$7.20	$0.18	$7.38
Diluted earnings per share attributable to common shareholders:
Continuing operations	$4.50	$0.17	$4.67
Discontinued operations	2.59	—	2.59
Diluted earnings per share	$7.09	$0.17	$7.26

The following table quantifies the impact of adopting ASC 606 on segment net sales and operating income.

	First Half Ended June 29, 2018
	Effect of ASC 606
	Sales	Operating Income
	(in millions)
Electronic Systems	$44	$7
Aerospace Systems	2	(6)
Communication Systems	41	3
Sensor Systems	34	14
Segment totals	$121	18

Table G
L3 TECHNOLOGIES, INC.
IMPACT OF NEW REVENUE RECOGNITION STANDARD
ON THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)

The table below presents the impact of adopting ASC 606 on the company’s balance sheet.

	June 29, 2018
BALANCE SHEET	Under ASC 605	Effect of ASC 606	As Reported Under ASC 606
	(in millions)
Assets
Current assets:
Contract assets	$—	$1,611	$1,611
Contracts in process	2,185	(2,185)	—
Inventories	405	529	934
Prepaid expenses and other current assets	316	16	332
Total current assets	5,135	(29)	5,106
Other assets	300	48	348
Total assets	$13,511	$19	$13,530

Liabilities
Current liabilities:
Accrued expenses	$279	$(15)	$264
Contract liabilities	—	554	554
Advance payments and billings in excess of costs incurred	522	(522)	—
Other current liabilities	384	(46)	338
Total current liabilities	2,832	(29)	2,803
Deferred income taxes	181	9	190
Other liabilities	402	14	416
Total liabilities	8,024	(6)	8,018
Shareholders' Equity
Retained earnings	7,101	25	7,126
Total equity	$5,487	$25	$5,512